EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-176565 of our report dated March 16, 2011 relating to the consolidated financial statements of PAETEC Holding Corp. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the acquisition of Cavalier Telephone Corporation on December 6, 2010 and the acquisition of McLeodUSA Incorporated on February 8, 2008), appearing in the proxy statement/prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such proxy statement/prospectus.

/s/ Deloitte & Touche LLP

Rochester, New York

September 15, 2011